EXHIBIT 99.1
August 7, 2008
Board of Directors
Opnext, Inc.
1 Christopher Way
Eatontown, NJ 07724

Re:	Preliminary Proxy Statement and Registration Statement on Form S-4 of Opnext, Inc. (“Opnext”), as filed with the Securities and Exchange Commission on August 7, 2008
Ladies and Gentlemen:
Reference is made to our opinion letter, dated July 9, 2008, with respect to the fairness from a financial point of view to Opnext of the merger consideration in the aggregate to be paid by Opnext pursuant to the Agreement and Plan of Merger dated as of July 9, 2008, by and among Opnext, StrataLight Communications, Inc. (“StrataLight”), Omega Merger Sub 1, Inc., a wholly owned, direct subsidiary of Opnext, Omega Merger Sub 2, Inc., a wholly owned, direct subsidiary of Opnext, and Mark J. DeNino, as the representative of the selling stockholders of StrataLight (the “Merger Agreement”).
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Opnext has determined to include our opinion in the above-referenced Preliminary Proxy Statement, which forms a part of the Registration Statement on Form S-4 of Opnext relating to the proposed acquisition of Stratalight by Opnext.
In that regard, we hereby consent to the references to our opinion and our name under the caption “Summary — Opinion of financial advisor,” under the captions “Background of the Transaction,” “Opnext’s Reasons for the Merger — Recommendation of the Opnext Board of Directors” and “Opinion of Opnext’s Financial Advisor” within the section of the Preliminary Proxy Statement entitled “Proposal 1: Issuance of Opnext Common Stock in Connection with the Merger Agreement” and in the form of Merger Agreement attached as Annex B to the above-mentioned Preliminary Proxy Statement and Form S-4 Registration Statement, and to the inclusion of the foregoing opinion in such Preliminary Proxy Statement and Form S-4 Registration Statement.
Very truly yours,
/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)